Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Namib Minerals

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.0001 per share	(1)	Other	5,367,742	$3.28	$17,606,193.76	0.0001381	$2,431.42

Total Offering Amounts:							$17,606,193.76		2,431.42
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$2,431.42

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Offering Note(s)

(1)	The Amount Registered represents ordinary shares, par value $0.0001 per share (the “Shares”), of Namib Minerals, a Cayman Islands company (the “Registrant”) issuable pursuant to awards under the Namib Minerals 2025 Equity Incentive Plan (the “Plan”). This Registration Statement covers, in addition to the number of Shares stated above, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of Shares that may be offered or issued pursuant to the Plan as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

The Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Shares on The Nasdaq Stock Market LLC on September 30, 2025.